As filed with the Securities and Exchange Commission on August 7, 2003

Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

NATIONAL GRID TRANSCO PLC
(formerly known as National Grid Group plc)

(Exact name of registrant as specified in its charter)

__________________

England and Wales (Jurisdiction of incorporation or organization)	98-0367158 (I.R.S. employer identification no.)

1-3 Strand, London WC2N 5EH, England
(Address of principal executive offices)

__________________

National Grid Transco plc Performance Share Plan

(Full title of the plan)

__________________

Lawrence J. Reilly Senior Vice President and General Counsel National Grid USA 25 Research Drive Westborough, MA 01582 (508) 389-2000	John G. Cochrane Senior Vice President and Chief Financial Officer National Grid USA 25 Research Drive Westborough, MA 01582 (508) 389-2000

(Names, addresses and telephone numbers of agents for service)

Copies to:

Helen Mahy National Grid Transco plc 1-3 Strand London WC2N 5EH England	Kirk L. Ramsauer Deputy General Counsel National Grid USA 25 Research Drive Westborough, MA 01582

CALCULATION OF REGISTRATION FEE

Title of securities being registered (1)(2)	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (4)

Ordinary shares of 10 pence each	13,000,000	$6.079	$79,027,000.00	$6,393.28

(1)
The 13,000,000 ordinary shares of National Grid Transco plc being registered hereby will be issuable upon exercise of options granted to employees of National Grid Transco plc and its subsidiaries in the United States pursuant to the National Grid Transco plc Performance Share Plan (the “Plan”). In addition to the 13,000,000 ordinary shares indicated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of ordinary shares which may be issuable pursuant to the Plan in respect of the shares covered hereby pursuant to the operation of the anti-dilution and option readjustment provisions of the Plan.

(2)	American Depositary Shares which may be issued with respect to ordinary shares registered hereunder have been registered under a separate registration statement on Form F-6 (no. 333-81390).

(3)
The maximum offering price per share used to calculate the registration fee with respect to the ordinary shares issuable upon the exercise of options that may be granted in the future under the Plan was estimated pursuant to Rule 457 under the Securities Act using the average of the high and low prices per share of National Grid Transco plc American Depositary Shares (each of which represents five ordinary shares) on the New York Stock Exchange on August 5, 2003.

(4)	The registration fee is offset in full by $6,393.28 of the registration fee related to the registrant’s registration statement on Form S-8 (no. 333-103768), which was filed on March 12, 2003.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

       The following documents and information heretofore filed with the Securities and Exchange Commission (the Commission) by the registrant are incorporated herein by reference:

(a)
The registrant’s Annual Report on Form 20-F filed on June 11, 2003 (the “Form 20-F”), filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes audited financial statements for the fiscal year ended March 31, 2003.

(b)
The description of the registrant’s ordinary shares as contained in its registration statement on Form
20-F filed on October 4, 1999, including any amendment filed for the purpose of updating such description.

      All reports subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Ms. Smith is employed as General Counsel to the registrant and holds options to purchase 192,349 ordinary shares of National Grid Transco plc under the National Grid Executive Share Option Scheme, the National Grid Executive Share Option Plan 2000 and the National Grid Executive Share Option Plan 2002. Ms. Smith also holds options over 24,922 shares under the Performance Share Plan and 5,110 shares under the National Grid Savings Related Share Option Scheme and The National Grid Group plc 1999 Savings Related Share Option Scheme. Ms. Smith also holds 32,427 shares beneficially (including shares acquired under The National Grid Group plc Share Matching Scheme and the National Grid Group plc Share Matching Plan 2002, which would attract matching awards totaling 6,810 shares if retained in accordance with the Scheme Rules).

Item 6. Indemnification of Directors and Officers and Limitation of Liability

Indemnification of Directors and Officers of National Grid Transco

Article 162 of the Articles of Association of National Grid Transco provides as follows:

Subject to the Statutes [as defined in National Grid Transco’s Articles of Association], the Company may indemnify any Director or other officer against any liability. Subject to those provisions, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company and the Auditors shall be indemnified out of the assets of the Company against any liability incurred by him as a Director, other officer of the Company or as Auditor in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted or in connection with any application under the Statutes in which relief is granted to him by the court.

Section 310 of the Companies Act 1985 of the United Kingdom (as amended by Section 137 of the Companies Act 1989 of the United Kingdom) provides as follows:

310. Provisions exempting officers and auditors from liability

(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3) This section does not prevent a company

(a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

(b) from indemnifying any such officer or auditor against any liability incurred by him

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

          (ii) in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court

Section 727 of the Companies Act 1985 of the United Kingdom provides as follows:

727. Power of court to grant relief in certain cases

        (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

        (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

        (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

             Insurance and Agreements

             The registrant has not entered into indemnity agreements with its directors and officers.

             National Grid Transco provides officers' and directors' insurance to its officers and directors.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

Exhibit 4A	Memorandum and Articles of Association of National Grid Transco plc, incorporated by reference to Exhibit 1 of the registrant’s 2003 Form 20-F, filed on June 11, 2003, File No.1-14598

Exhibit 4B	National Grid Transco plc Performance Share Plan, incorporated by reference to Exhibit 4(c)(iii) of the registrant’s 2003 Form 20-F filed on June 11, 2003, File No. 1-14598

Exhibit 5	Opinion and Consent of Fiona B. Smith, General Counsel of the registrant

Exhibit 23	Consent of PricewaterhouseCoopers LLP re Form 20-F financial statements

Exhibit 24	Powers of Attorney of the Directors

Item 9. Undertakings.

       The undersigned registrant and, where applicable, the Plan, hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions discussed in item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, as of the 7th day of August, 2003.

NATIONAL GRID TRANSCO PLC
By: /s/ Roger Urwin
Roger Urwin, Group Chief Executive

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ Roger Urwin
Roger Urwin
Group Chief Executive
Date: August 7, 2003

Principal Financial Officer and
Principal Accounting Officer:

/s/ Stephen Lucas
Stephen Lucas
Group Finance Director
Date: August 7, 2003

Authorized U.S. Representative
of the registrant:

/s/ Lawrence J. Reilly
Lawrence J. Reilly
General Counsel, National Grid USA
Date: August 7, 2003

Directors (a majority):

Edward Astle*
Group Director, Telecommunications

John Grant*
Non-executive Director

Kenneth Harvey*
Non-executive Director

Steven Holliday*
Group Director, UK and Europe

Paul Joskow*
Non-executive Director

Stephen Lucas*
Group Finance Director

Sir John Parker*
Non-executive Director
and Chairman

Stephen Pettit*
Non-executive Director

George Rose* Non-executive Director

Richard Sergel* Group Director, North America

Roger Urwin* Director and Group Chief Executive

Nicholas Winser* Director

John Wybrew* Group Corporate Affairs Director

* Helen Mahy, Group Company Secretary and the undersigned attorney-in-fact, by signing her name hereto, does execute this registration statement on behalf of the above-named Directors as of the 7th day of August, 2003, pursuant to powers of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this registration statement.

/s/ Helen Mahy
Attorney-in-Fact

EXHIBIT INDEX

Exhibit 4A	Memorandum and Articles of Association of National Grid Transco plc, incorporated by reference to Exhibit 1 of the registrant’s 2003 Form 20-F, filed on June 11, 2003, File No. 1-14598

Exhibit 4B	National Grid Transco plc Performance Share Plan, incorporated by reference to Exhibit 4(c)(iii) of the registrant’s 2003 Form 20-F filed on June 11, 2003, File No. 1-14598

Exhibit 5	Opinion and Consent of Fiona B. Smith, General Counsel of the registrant

Exhibit 23	Consent of PricewaterhouseCoopers LLP re 20-F financial statements

Exhibit 24	Powers of Attorney of the Directors